Exhibit 6.5

Final

THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

PROMISSORY NOTE

$250,000	December 15, 2021

For value received, Nommi, Inc., a Delaware corporation (the “Company”), promises to pay to Future VC, LLC (the “Holder”), the principal sum of $250,000. Interest shall accrue from the date of this Promissory Note (this “Note”) on the unpaid principal amount at a simple interest rate equal to 2.0% per annum, based on 365-day year. This Note is one of a series of notes (collectively, the “Notes”) issued pursuant to that certain Note and Warrant Purchase Agreement dated as of the date hereof (the “Purchase Agreement”). The holders of Notes issued under the Purchase Agreement are collectively referred to herein as the “Holders.” Capitalized terms not otherwise defined herein have the meaning given them in the Purchase Agreement. This Note is subject to the following terms and conditions.

1.            Maturity. Principal and any accrued but unpaid interest under this Note shall be due and payable on the earlier of December 15, 2023 and upon the consummation of a Liquidation Event (as defined in the Amended and Restated Certificate of Incorporation of the Company, as amended and/or restated from time to time) (the “Maturity Date”). Interest shall accrue on this Note and shall be due and payable upon the Maturity Date.

2.            Events of Default. If there shall be any Event of Default (as defined below) hereunder, at the option and upon the declaration of the Holder and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under subsection (ii) or (iii) below), this Note shall accelerate the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a)            The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any unpaid accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b)            The Company breaches any of the other covenants, agreements or obligations to the Holder, and such breach remains unremedied for a period of 10 days from the date the Holder provides notice of such breach to the Company;

(c)            The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(d)            A Liquidation Event (as defined in the Amended and Restated Certificate of Incorporation of the Company, as amended and/or restated from time to time); or

(e)            An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company).

3.            Payment; Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder shall be applied to principal. The Company may prepay this Note at any time without penalty, provided that all of the Notes shall be concurrently prepaid on a pro rata basis.

4.            Senior Rights. The indebtedness represented by this Note and each of the Notes shall be expressly senior in right of payment to all other indebtedness of the Company and the Company and the Registered Holder will take all commercially reasonable efforts to subordinate any such other indebtedness to the Notes.

5.            Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Note or the Purchase Agreement (the “Loan Documents”), the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal remaining owed under this Note or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Holder exceeds the Maximum Rate, the Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note.

6.            Action to Collect on Note. If action is instituted to collect on this Note, the Company promises to pay all of each Holder’s costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

7.            Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

8.            Miscellaneous.

(a)            Governing Law. The validity, interpretation, construction and performance of this Note, and all acts and transactions pursuant hereto and the rights and obligations of the Company and Holder shall be governed, construed and interpreted in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of law.

(b)            Entire Agreement. This Note, together with the Purchase Agreement and the documents referred to therein, constitutes the entire agreement and understanding between the Company and the Holder relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written between them relating to the subject matter hereof.

(c)            Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Holders of at least a majority of the aggregate unpaid principal amount of the Notes. Any amendment or waiver effected in accordance with this Section 8(c) shall be binding upon the Company, each Holder and each transferee of any Note.

(d)            Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

(e)            Notices. Any notice, demand or request required or permitted to be given under this Note shall be made in accordance with Section 7(f) (“Notices”) of the Purchase Agreement.

(f)            Counterparts. This Note may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Promissory Note as of the date first set forth above.

the company:

NOMMI, INC.

By:
Name: James B. Jordan
Title: Chief Executive Officer

Address/email:
1438 9th Street
Santa Monica, CA 90401
email: kevin@wavemaker.vc

AGREED TO AND ACCEPTED:

The holder:

FUTURE VC, LLC

By:
Name: James B. Jordan
Title: Manager

Address/email:

Email: